Exhibit 99.1

News Release

Analysts and Media

Contact: Susan Giles (972) 855-3729

Atmos Energy Corporation Reports Earnings for the

Fiscal 2010 Third Quarter and Nine Months; Reaffirms Fiscal 2010 Guidance

DALLAS (August 4, 2010)—Atmos Energy Corporation (NYSE: ATO) today reported consolidated results for its fiscal 2010 third quarter and nine months ended June 30, 2010.

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Fiscal 2010 third quarter consolidated results, excluding net unrealized margins were $7.9 million, or $0.09 per diluted share, compared with a loss of $5.0 million, or ($0.06) per diluted share in the prior-year quarter.

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After including noncash, unrealized net losses of $11.1 million, or ($0.12) per diluted share, fiscal 2010 third quarter net loss was $3.2 million, or ($0.03) per diluted share. Net income was $2.0 million, or $0.02 per diluted share in the prior-year quarter, after including unrealized net gains of $7.0 million, or $0.08 per diluted share.

•	Net income for the prior-year quarter included a noncash charge of $2.1 million, or ($0.02) per diluted share to impair certain available-for-sale securities.

•	Atmos Energy still expects fiscal 2010 earnings to be in the previously announced range of $2.15 to $2.25 per diluted share, excluding unrealized gains and losses.

For the nine months ended June 30, 2010, net income was $204.3 million, or $2.18 per diluted share, compared with net income of $206.9 million, or $2.25 per diluted share for the same period last year. Included in the current period net income is the positive impact of a state sales tax refund of $4.5 million, or $0.05 per diluted share. Net income for the prior-year period included the positive impact of several one-time items totaling $17.3 million, or $0.19 per diluted share. Results from nonregulated operations include noncash, unrealized net losses of $6.2 million, or ($0.07) per diluted share for the nine months ended June 30, 2010, compared with net losses of $9.9 million, or ($0.11) per diluted share for the prior-year period. For the current nine-month period, regulated operations contributed $172.3 million of net income, or $1.84 per diluted share, and nonregulated operations contributed $32.0 million of net income, or $0.34 per diluted share.

“The seasonality of our distribution business typically results in a loss in our fiscal third and fourth quarters” said Robert W. Best, chairman and chief executive officer of Atmos Energy Corporation. “However, we realized a significant improvement this year as a result of more seasonable weather and a rate strategy that continues to yield desired margin relief. Although our operations continue to be sensitive to the weakened economy, we remain poised to meet our earnings guidance of $2.15 - $2.25 per diluted share for fiscal 2010,” Best concluded.

Results for the 2010 Third Quarter Ended June 30, 2010

Natural gas distribution gross profit increased $5.2 million to $196.9 million for the fiscal 2010 third quarter, compared with $191.7 million in the prior-year quarter. This increase reflects a net $5.5 million increase in rates principally in the company’s Texas and Louisiana service areas.

Regulated transmission and storage gross profit decreased $4.3 million to $45.0 million for the quarter ended June 30, 2010, compared with $49.3 million for the same period last year. This decrease is due primarily to a $3.6 million quarter-over-quarter decrease in transportation margins. Consolidated throughput dropped 29 percent due to declines in basis differentials, electric generation demand and Barnett Shale activity. Additionally, lower per-unit transportation margins on through-system deliveries caused a $3.5 million quarter-over-quarter decrease, largely due to narrower basis spreads. These decreases were partially offset by a $3.1 million increase in revenues resulting from filings under the Texas Gas Reliability Infrastructure Program (GRIP).

Natural gas marketing gross profit decreased $8.7 million to $6.3 million for the fiscal 2010 third quarter, compared with $15.0 million for the fiscal 2009 third quarter. Realized storage and trading margins of Atmos Energy Marketing (AEM) increased by $22.9 million quarter over quarter. AEM’s storage and trading margins reflect realized trading gains from rolling positions during the quarter due to unfavorable natural gas market fundamentals. These results are in contrast to the prior-year quarter, where AEM rolled positions to future periods and realized losses on the settlement of its financial positions. Partially offsetting this increase was a $4.0 million decrease in delivered gas margins due to decreased per-unit margins combined with an 11 percent quarter-over-quarter decrease in consolidated sales volumes. Additionally, unrealized margins decreased $27.6 million quarter over quarter.

Consolidated operation and maintenance expense for the quarter ended June 30, 2010, was $113.3 million, compared with $110.9 million for the prior-year quarter. Excluding the provision for doubtful accounts, operation and maintenance expense for the current quarter increased $2.9 million, compared with the same period last year. The increase is due primarily to a $1.3 million increase in contract labor and a $3.1 million increase in legal and other administrative costs.

Results for the three months ended June 30, 2009, include a $3.3 million noncash charge to impair certain available-for-sale investments. This item did not recur in the current-year period.

Interest charges for the three months ended June 30, 2010, were $37.3 million, compared with $41.5 million for the same period last year. The $4.2 million quarter-over-quarter decrease is due primarily to lower short-term debt balances and interest rates.

Results for the Nine Months Ended June 30, 2010

Natural gas distribution gross profit increased $19.8 million to $876.9 million for the nine months ended June 30, 2010, compared with $857.1 million in the prior-year period. This increase is due largely to a net $27.9 million increase in rates, primarily in the company’s Texas, Louisiana and Mississippi service areas and a $10.8 million increase associated with a 13 percent increase in consolidated distribution throughput. Partially offsetting these increases in gross profit was a decrease resulting from the absence in the current period of a non-recurring $7.8 million adjustment to the revenue estimate for gas delivered to customers but not yet billed, which was recorded in the prior-year period. Additionally, gross profit decreased $7.0 million as a result of the prior-year reversal of an accrual for estimated unrecoverable gas costs that did not recur in the current year.

Regulated transmission and storage gross profit decreased $16.3 million to $147.0 million for the nine months ended June 30, 2010, compared with $163.3 million for the same period last year. This period-over-period decrease is due primarily to an $11.0 million decrease attributable to lower per-unit transportation margins largely due to narrower basis spreads. This decrease was combined with a $4.3 million decrease in consolidated throughput and a $4.3 million decrease in demand fees and compression activity. Partially offsetting these decreases was a $6.1 million increase in revenues resulting from filings under GRIP.

Natural gas marketing gross profit increased $4.0 million to $72.6 million for the fiscal 2010 nine-month period, compared with $68.6 million for the prior-year period. AEM’s storage and trading margins increased $19.3 million primarily due to realized gains earned from AEM’s trading strategy executed during the third quarter of this fiscal year. Partially offsetting the increase was a $12.5 million decrease in delivered gas margins period over period due to reduced per-unit margins and a five percent decrease in consolidated sales volumes. Additionally, unrealized margins decreased $2.8 million compared to the prior-year period.

Pipeline, storage and other gross profit decreased $4.1 million to $23.1 million for the nine months ended June 30, 2010, compared with $27.2 million for the same period last year. The decrease was due principally to lower margins earned from storage optimization activities of $5.5 million, a $4.1 million decrease arising from lower physical basis spreads and lower margins earned under asset management plans of $2.6 million. Partially offsetting these decreases was a $9.1 million increase in unrealized margins.

Consolidated operation and maintenance expense for the nine months ended June 30, 2010, was $354.3 million, compared with $365.3 million for the prior-year period. Excluding the provision for doubtful accounts, operation and maintenance expense for the current nine-month period was $347.0 million, compared with $358.4 million for the prior-year period. The $11.4 million decrease resulted primarily from a $7.4 million state sales tax refund, lower pipeline maintenance costs in the company’s Atmos Pipeline-Texas Division of $7.0 million and a $3.0 million reduction in legal and other administrative costs. These decreases were partially offset by a $7.7 million increase in employee wages and benefits costs.

Results for the nine months ended June 30, 2009, include the favorable impact of a one-time tax benefit of $11.3 million. This benefit arose in the second quarter of fiscal 2009 after the company updated the tax rates used to record its deferred taxes. Additionally, the nine months ended June 30, 2009 include a $5.4 million noncash charge to impair certain available-for-sale investments. These items did not recur in the current-year period.

The debt capitalization ratio at June 30, 2010, was 48.4 percent, compared with 50.7 percent at September 30, 2009, and 49.7 percent at June 30, 2009. No short-term debt was outstanding at June 30, 2010 and 2009, while short-term debt was $72.6 million at September 30, 2009.

For the nine months ended June 30, 2010, the company generated operating cash flow of $594.6 million, a $230.0 million reduction compared with the nine months ended June 30, 2009. Operating cash flow for the fiscal 2010 period reflects the recovery of lower gas costs through purchased gas recovery mechanisms and sales. This is in contrast to the fiscal 2009 period, when operating cash flow was favorably influenced by the recovery of high gas costs during a period of falling prices.

Capital expenditures increased to $362.3 million for the nine months ended June 30, 2010, compared with $342.3 million for the same period last year. The $20.0 million increase primarily reflects spending for the relocation of the company’s information technology data center and the construction of two service centers.

Outlook

The leadership of Atmos Energy remains focused on enhancing shareholder value by delivering consistent earnings growth. Atmos Energy continues to expect fiscal 2010 earnings to be in the range of $2.15 to $2.25 per diluted share, excluding any mark-to-market impact. Major assumptions underlying the earnings projection remain materially unchanged. Capital expenditures for fiscal 2010 are expected to range from $525 million to $540 million.

However, the valuation on September 30, 2010, of the company’s nonregulated physical storage inventory and associated financial instruments (“mark-to-market”), as well as changes in events or other circumstances that the company cannot currently anticipate or predict, could result in earnings for fiscal 2010 that are significantly above or below this outlook. Factors that could cause such changes are described below in Forward-Looking Statements and in other company reports filed with the Securities and Exchange Commission.

Conference Call to be Webcast August 5, 2010

Atmos Energy will host a conference call with financial analysts to discuss the financial results for the fiscal 2010 third quarter and first nine months on Thursday August 5, 2010, at 8 a.m. Eastern Time. The telephone number is 877-485-3107. The conference call will be webcast live on the Atmos Energy website at www.atmosenergy.com. A playback of the call will be available on the website later that day. Atmos Energy senior leadership who will participate in the conference call include Bob Best, chairman and chief executive officer; Kim Cocklin, president and chief operating officer; and Fred Meisenheimer, senior vice president, chief financial officer and treasurer.

Highlights and Recent Developments

Accelerated Share Buyback

On July 1, 2010, Atmos Energy entered into an agreement with Goldman, Sachs & Co. to repurchase $100 million of its outstanding common stock. The specific number of shares that Atmos Energy ultimately will repurchase will be generally based on the volume-weighted average share price during the contract period.

This news release should be read in conjunction with the attached unaudited financial information.

Forward-Looking Statements

The matters discussed in this news release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included in this news release are forward-looking statements made in good faith by the company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this news release or in any of the company’s other documents or oral presentations, the words “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “objective,” “plan,” “projection,” “seek,” “strategy” or similar words are intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in this news release, including the risks and uncertainties relating to regulatory trends and decisions, the company’s ability to continue to access the capital markets and the other factors discussed in the company’s reports filed with the Securities and Exchange Commission. These factors include the risks and uncertainties discussed in the company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2009 and in the company’s Quarterly Report on Form 10-Q for the three and six months ended March 31, 2010. Although the company believes these forward-looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that the expectations derived from them will be realized. The company undertakes no obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

About Atmos Energy

Atmos Energy Corporation, headquartered in Dallas, is the country’s largest natural-gas-only distributor, serving over three million natural gas distribution customers in more than 1,600 communities in 12 states from the Blue Ridge Mountains in the East to the Rocky Mountains in the West. Atmos Energy also provides natural gas marketing and procurement services to industrial, commercial and municipal customers primarily in the Midwest and Southeast and manages company-owned natural gas pipeline and storage assets, including one of the largest intrastate natural gas pipeline systems in Texas. Atmos Energy is a Fortune 500 company. For more information, visit www.atmosenergy.com.

Atmos Energy Corporation

Financial Highlights (Unaudited)

Statements of Income	Three Months Ended June 30		Percentage
(000s except per share)	2010	2009	Change

Gross Profit:
Natural gas distribution segment	$196,893	$191,682	3%
Regulated transmission and storage segment	44,957	49,345	(9)%
Natural gas marketing segment	6,305	15,022	(58)%
Pipeline, storage and other segment	5,466	4,014	36%
Intersegment eliminations	(393)	(423)	7%

Gross profit	253,228	259,640	(2)%

Operation and maintenance expense	113,348	110,895	2%
Depreciation and amortization	53,288	54,181	(2)%
Taxes, other than income	52,483	47,577	10%
Asset impairments	—	3,304	(100)%

Total operating expenses	219,119	215,957	1%

Operating income	34,109	43,683	(22)%

Miscellaneous income (expense)	(850)	1,219	(170)%
Interest charges	37,290	41,511	(10)%

Income (loss) before income taxes	(4,031)	3,391	(219)%
Income tax expense (benefit)	(877)	1,427	(161)%

Net income (loss)	$(3,154)	$1,964	(261)%

Basic net income (loss) per share	$(0.03)	$0.02
Diluted net income (loss) per share	$(0.03)	$0.02

Cash dividends per share	$0.335	$0.330

Weighted average shares outstanding:
Basic	92,648	91,338
Diluted	92,648	91,652

	Three Months Ended June 30		Percentage
Summary Net Income (Loss) by Segment (000s)	2010	2009	Change

Natural gas distribution	$(10,902)	$(14,941)	27%
Regulated transmission and storage	8,465	12,954	(35)%
Natural gas marketing	8,877	(5,660)	257%
Pipeline, storage and other	1,492	2,595	(43)%
Unrealized margins, net of tax	(11,086)	7,016	(258)%

Consolidated net income (loss)	$(3,154)	$1,964	(261)%

Atmos Energy Corporation

Financial Highlights, continued (Unaudited)

Statements of Income	Nine Months Ended June 30		Percentage
(000s except per share)	2010	2009	Change

Gross Profit:
Natural gas distribution segment	$876,905	$857,146	2%
Regulated transmission and storage segment	146,998	163,261	(10)%
Natural gas marketing segment	72,570	68,589	6%
Pipeline, storage and other segment	23,137	27,175	(15)%
Intersegment eliminations	(1,212)	(1,268)	4%

Gross profit	1,118,398	1,114,903	— %

Operation and maintenance expense	354,298	365,312	(3)%
Depreciation and amortization	160,207	160,757	— %
Taxes, other than income	154,648	150,028	3%
Asset impairments	—	5,382	(100)%

Total operating expenses	669,153	681,479	(2)%

Operating income	449,245	433,424	4%

Miscellaneous expense	(1,070)	(647)	65%
Interest charges	115,580	116,035	— %

Income before income taxes	332,595	316,742	5%
Income tax expense	128,293	109,812	17%

Net income	$204,302	$206,930	(1)%

Basic net income per share	$2.19	$2.25
Diluted net income per share	$2.18	$2.25

Cash dividends per share	$1.005	$0.990

Weighted average shares outstanding:
Basic	92,513	90,940
Diluted	92,856	91,246

	Nine Months Ended June 30		Percentage
Summary Net Income by Segment (000s)	2010	2009	Change
Natural gas distribution	$143,277	$136,768	5%
Regulated transmission and storage	28,989	40,080	(28)%
Natural gas marketing	32,125	21,989	46%
Pipeline, storage and other	6,124	18,036	(66)%
Unrealized margins, net of tax	(6,213)	(9,943)	38%

Consolidated net income	$204,302	$206,930	(1)%

Atmos Energy Corporation

Financial Highlights, continued (Unaudited)

Condensed Balance Sheets	June 30,	September 30,
(000s)	2010	2009

Net property, plant and equipment	$4,669,043	$4,439,103

Cash and cash equivalents	180,383	111,203
Accounts receivable, net	299,835	232,806
Gas stored underground	263,752	352,728
Other current assets	130,003	132,203

Total current assets	873,973	828,940

Goodwill and intangible assets	739,593	740,064
Deferred charges and other assets	303,041	335,659

	$6,585,650	$6,343,766

Shareholders’ equity	$2,313,730	$2,176,761
Long-term debt	1,809,546	2,169,400

Total capitalization	4,123,276	4,346,161

Accounts payable and accrued liabilities	254,150	207,421
Other current liabilities	393,478	457,319
Short-term debt	—	72,550
Current maturities of long-term debt	360,131	131

Total current liabilities	1,007,759	737,421

Deferred income taxes	755,722	570,940
Deferred credits and other liabilities	698,893	689,244

	$6,585,650	$6,343,766

Atmos Energy Corporation

Financial Highlights, continued (Unaudited)

Condensed Statements of Cash Flows	Nine Months Ended June 30
(000s)	2010	2009

Cash flows from operating activities

Net income	$204,302	$206,930
Depreciation and amortization	160,323	160,817
Deferred income taxes	186,325	62,658
Changes in assets and liabilities	25,189	371,180
Other	18,425	23,009

Net cash provided by operating activities	594,564	824,594

Cash flows from investing activities

Capital expenditures	(362,349)	(342,326)
Other, net	(438)	(6,094)

Net cash used in investing activities	(362,787)	(348,420)

Cash flows from financing activities

Net decrease in short-term debt	(76,019)	(366,449)
Net proceeds from issuance of long-term debt	—	445,623
Settlement of Treasury lock agreement	—	1,938
Repayment of long-term debt	(66)	(407,287)
Cash dividends paid	(93,913)	(90,909)
Repurchase of equity awards	(1,173)	—
Issuance of common stock	8,574	19,928

Net cash used in financing activities	(162,597)	(397,156)

Net increase in cash and cash equivalents	69,180	79,018
Cash and cash equivalents at beginning of period	111,203	46,717

Cash and cash equivalents at end of period	$180,383	$125,735

	Three Months Ended June 30		Nine Months Ended June 30
Statistics	2010	2009	2010	2009
Consolidated natural gas distribution throughput (MMcf as metered)	65,928	69,678	398,273	352,081
Consolidated regulated transmission and storage transportation volumes (MMcf)	100,770	141,556	295,126	400,699
Consolidated natural gas marketing sales volumes (MMcf)	75,014	84,162	267,136	282,443
Natural gas distribution meters in service	3,199,635	3,210,325	3,199,635	3,210,325
Natural gas distribution average cost of gas	$5.73	$4.87	$5.77	$7.18
Natural gas marketing net physical position (Bcf)	18.4	20.0	18.4	20.0

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